UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2013

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36061	46-2346314
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2013, Benefitfocus.com, Inc., a wholly owned subsidiary of Benefitfocus, Inc. (the “Company”), executed a lease agreement with DIEC II, LLC (the “Lease”). Pursuant to the Lease, DIEC II will construct a building of approximately 145,000 square feet on its property, Daniel Island Executive Center II (Berkeley County, South Carolina), for the Company to expand its campus with a Customer Success Center and accommodate new Company associates. Through December 13, 2016 (the “Option Period”), Benefitfocus.com may exercise an option requiring DIEC II to build additional space for it to lease on Daniel Island Executive Center II, including either a four-story office building of approximately 145,000 square feet (“Option 1”) and/or a two-story welcome center of approximately 18,500 square feet (“Option 2”), under leases in a form substantially similar to that of the Lease. If Benefitfocus.com does not exercise an Option by the end of the Option Period, it must pay DIEC II carrying costs and termination fees for the unexercised Option, totaling up to approximately $1,865,451 for Option 1 and $288,216 for Option 2. Benefitfocus.com may terminate an Option prior to the end of the Option Period upon 90 days notice to DIEC II and payment of a portion of the carrying costs and termination fees described above for the terminated Option, prorated to the Option termination date.

The target commencement date of the Lease is January 1, 2015 and runs for 15 years. Benefitfocus.com may renew the Lease upon 365 days notice to DIEC II for five additional one year terms, provided that Benefitfocus.com is not in default at the time of its request. If Benefitfocus.com exercises an Option to lease additional space from DIEC II, the term of the Lease will reset to 15 years from the date Benefitfocus.com begins paying rent for the additional space under the Option.

Annual rent for the first year of the Lease is $30.05 per square foot of Rentable Area (as defined in the Lease). Thereafter, rent will increase by three percent of the rent paid for the preceding Lease Year (as defined in the Lease). Beginning in the second Lease Year, Benefitfocus.com will also be responsible for its proportionate share of the cost of operating expenses above $5.05 per square foot of Rentable Area, subject to a three percent cap on the annual escalation of Controllable Expenses (as defined in the Lease). Upon an event of default under the Lease, including the failure to pay rent (subject to a cure period), DIEC II may, among other things, terminate the Lease and require Benefitfocus.com to surrender possession of the leased premises and pay rent due and outstanding as of the termination date.

DIEC II is a South Carolina limited liability company. The Holland Family Trust and Shawn Arthur Jenkins Living Trust own DIEC II equally. Since Mason R. Holland, Jr., Executive Chairman of the Company’s Board of Directors (the “Board”) and member of the Board, and Shawn A. Jenkins, President and director of the Company, are each affiliated with the Holland Family Trust and Shawn Arthur Jenkins Living Trust respectively, a majority of the disinterested directors of the Board approved the Lease.

A copy of the press release regarding the Lease is attached hereto as Exhibit 99.1. The description of the Lease provided above is qualified in its entirety by reference to the full and complete terms of the Lease which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2013.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	Election of Directors

On December 16, 2013, the Board appointed Stephen M. Swad as a Class II director, to hold office until the Company’s 2015 Annual Meeting of Stockholders or until his death, resignation, retirement, removal, disqualification, or until such time that his successor is duly elected and qualified.

The Nominating and Corporate Governance Committee of the Board conducted the search for director candidates. It has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills and independence. The Nominating and Corporate Governance Committee Charter calls for it to consider diversity to be an additional desirable characteristic in potential nominees. After reviewing several director candidates, the Nominating and Corporate Governance Committee recommended Mr. Swad for appointment to the Board. Mr. Swad will serve on the Audit Committee and chair the Compensation Committee of the Board.

There were no arrangements or understandings between Mr. Swad and any other person pursuant to which Mr. Swad was appointed as a director of the Board and there are no related party transactions between Mr. Swad and the Company.

Mr. Swad is currently the President, Chief Executive Officer and a director and was previously the Chief Financial Officer of Rosetta Stone Inc. Prior to joining Rosetta Stone, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc. Prior to that, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae). He has also held various senior financial management positions with AOL, Time Warner and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the U.S. Securities and Exchange Commission. He served on the board of Eloqua, Inc. from August of 2011 until February 2013, including during the period between August 2012 through February 2013, during which it was a publicly held company. He holds a B.A. in Business Administration from the University of Michigan and is a Certified Public Accountant.

A copy of the press release regarding the appointment of Mr. Swad to the Board is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 16, 2013 regarding the Lease.

99.2	Press release dated December 16, 2013 regarding the appointment of Mr. Swad to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: December 18, 2013	/s/ Milton A. Alpern
Milton A. Alpern, Chief Financial Officer